Exhibit 99.1

NEWS RELEASE

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUES DECLINE 10% TO $31.1 MILLION

EARNINGS PER SHARE OF $0.26

Bridgewater, MA – January 8, 2009 – Chase Corporation (NYSE Alternext US: CCF) today reported net income of $2,260,000 for the quarter ended November 30, 2008.  This represents a decrease of 35% compared to $3,474,000 in the same period last year.  Earnings per diluted share decreased $0.15 to $0.26 in the first quarter of fiscal 2009 compared to $0.41 in fiscal 2008.  Revenues of $31.1 million in the current fiscal quarter represented a decrease of 10% from $34.6 million in the prior year period.

Peter R. Chase, Chairman and Chief Executive Officer commented: “The first quarter was certainly a disappointment but not a surprise.  The severe decline in housing, automotive and electronics is taking a toll on our revenues.  In addition, the strike at Boeing forced a halt to shipments during the three months.”

With the current state of the global economy the sales and profits across most of the Company’s product lines were down in the current quarter compared to the record quarter we saw in the prior year.  The impact of the global recession has led to decreased demand and uncertainty for consumer and industrial products.  Additionally, the financial results of the Company’s European operations continue to be negatively impacted by the weakening pound sterling whose value against the dollar has decreased 26% since November 2007.

Mr. Chase continued, “As discussed in our October earnings release and in the 2008 annual report we expect 2009 to be a challenge.  Revenues will likely be down all year in comparison to fiscal 2008.  This is placing added importance on our supply chain management, consolidation goals and continuous improvement programs.  Cost control efforts have been intensified but are balanced with strategic investment to increase capabilities and productivity.”

Management will remain proactive in addressing the uncertainties presented by the current economic conditions by recognizing competitive threats and quickly seizing opportunities as they arise, especially in the Company’s second quarter ending in February which is traditionally a slower time of year for many of our product lines.  Positioning our brands for success both domestically and internationally, we will continue to emphasize a diversified product mix.

The Company’s balance sheet remains healthy with cash and cash equivalents of $4.3 million and no outstanding bank debt as of November 30, 2008.  We continue to have access to capital with our $10 million unsecured line of credit available at favorable rates and additional financing through existing banking relationships available for future acquisitions.

Mr. Chase concluded, “Our financial position remains strong and we are prepared to invest in appropriate acquisition opportunities to offset short term recessionary declines and to provide long term growth.  In the interim we will do what is necessary to maintain profitability and preserve value.”

The following table summarizes the Company’s financial results for the quarter ended November 30, 2008 and 2007.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2008	2007

Revenues	$31,069	$34,636

Costs and Expenses
Costs of products and services sold	21,559	22,964
Selling, general and administrative expenses	6,034	6,203

Operating income	3,476	5,469

Other income	111	46

Income before income taxes	3,587	5,515

Income taxes	1,327	2,041

Net income	$2,260	$3,474

Net income per diluted share	$0.26	$0.41

Weighted average diluted shares outstanding	8,699	8,526

Chase Specialized Manufacturing

Revenues from this segment decreased 9.8% to $26.7 million in the current quarter compared to $29.6 million in the prior year period.  As discussed previously, decreased revenues in the current quarter were attributable to less demand across most of the Company’s product offerings due to the downturn in the global economy.  A portion of the decrease related to a non recurring construction project, which accounted for approximately $900,000 in revenues in the November 2007 quarter while Chase Protective Coatings Ltd, established in September 2007, had increased revenues of $928,000 in the current quarter.

For the remainder of the fiscal year, the Company’s key brands which include HumiSeal®, PaperTyger®, Chase & Sons®, Royston®, Tapecoat® and Chase BlH2Ock® will remain a primary focus in this segment’s effort to grow sales organically.

Chase Electronic Manufacturing Services (EMS)

This operating segment saw revenues decrease 14% to $4.36 million in the current quarter compared to $5.05 million in the prior year quarter.  The demand for products and services in this segment is expected to be fluid, as many of the Company’s customers continue to assess their inventory levels and their own customer demand as we enter 2009.  Softness in some key market segments has led to a reduced order backlog during the later portion of fiscal 2008 that resulted in lower sales and profits in the current quarter as compared to the prior year period.  Although the Company’s operating results from this segment should continue to be positive, they may not be at the same level as the prior fiscal year.  The backlog for Chase EMS as of November 30, 2008 was $7.3 million compared to $8.5 million as of August 31, 2008.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.